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                                                                     Exhibit 4.2

                       [Union Electric Company Letterhead]

                                  COMPANY ORDER

                                                     April 9, 2003


The Bank of New York
101 Barclay Street
Floor 21W
New York, New York 10286

Ladies and Gentlemen:

       Application is hereby made to The Bank of New York, a New York banking corporation, as trustee (the "Trustee"), under the Indenture dated as of August 15, 2002 (the "Indenture"), between Union Electric Company, a Missouri corporation (the "Company"), and the Trustee for the authentication and delivery of $114,000,000 aggregate principal amount of the Company's 4.75% Senior Secured Notes due 2015 (the "Notes"), pursuant to the provisions of Article II of the Indenture. On or after the Release Date, the Company, in its discretion, may change the descriptive title of the Notes to delete the word "Secured" from such descriptive title. All capitalized terms not defined herein which are defined in the Indenture shall have the same meaning as used in the Indenture.

       In connection with this Company Order, there are delivered to you herewith the following:

       1. Certified copies of the resolutions adopted by the Board of Directors of the Company authorizing this Company Order and the issuance and sale of the Notes by the Company pursuant to Section 2.05(c)(1) of the Indenture;

       2. Opinions of Counsel addressed to you or in which it is stated that you may rely pursuant to Section 2.05(c)(2) of the Indenture;

       3. Expert's certificate pursuant to Section 2.05(c)(3) of the Indenture;

       4.     Officers' Certificate pursuant to Section 2.05(c)(4) of the
              Indenture;

       5. A Global Note representing the Notes and, pursuant to Section 2.05(c) of the Indenture, specifying the terms of the Notes (which terms are incorporated by reference herein) executed on behalf of the Company in accordance with the terms of Section 2.05(a) of the Indenture; and


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       6.     Pursuant to Section 2.05(c)(3) of the Indenture, the Company's
              First Mortgage Bonds designated "First Mortgage Bonds, Senior Notes Series CC" (the "First Mortgage Bonds") in the principal amount of $114,000,000 relating to the Notes, fully registered in the name of the Trustee in trust for the benefit of the Holders from time to time of such Notes.

       You are hereby instructed to authenticate the Global Note representing the Notes and deliver it to The Depository Trust Company ("DTC") or its custodian. The Global Note representing the Notes is to be held for delivery to Banc One Capital Markets, Inc. and Lehman Brothers Inc., against payment therefor at the closing in respect of the sale thereof, such closing to be held at 10:00 a.m., New York time, April 9, 2003, at the offices of Pillsbury Winthrop LLP, One Battery Park Plaza, New York, NY 10004.

       Please acknowledge receipt of the Global Note representing the Notes, the instructions referred to above and the supporting documentation pursuant to the Indenture referred to above.


                                      Very truly yours,


                                      Union Electric Company
                                      (d/b/a AmerenUE)


                                      By: /s/ Jerre E. Birdsong
                                          -----------------------------------
                                          Name:    Jerre E. Birdsong
                                          Title: Vice President and Treasurer

       Receipt from the Company of the Global Note representing the Notes, certain instructions related thereto and the supporting documentation pursuant to the Indenture, including the First Mortgage Bonds in trust for the benefit of the Holders in connection with the authentication and delivery of the Notes is hereby acknowledged.

                                      The Bank of New York,
                                      as Trustee


                                      By: /s/ Belinda Brown
                                          --------------------------------------
                                          Name: Belinda Brown
                                                As Agent